Exhibit 107

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price for the related offering is $904,375,000.00, which is the U.S. dollar equivalent of the maximum aggregate offering price of CAD 1,250,000,000.00, as calculated based on the Bank of Canada daily exchange rate on April 16, 2024 of CAD 1.3821 = U.S.$1.